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                                                                    EXHIBIT 10.9

                          LANCASTER COLONY CORPORATION

            DESCRIPTION OF REGISTRANT'S EXECUTIVE BONUS ARRANGEMENTS

         Due to his responsibilities of supervising the operations of the Company's Specialty Foods segment, the Company's Vice President of Development is paid a bonus based on the product of a predetermined percentage applied to the amount by which the segment's operating income for the fiscal year exceeds a target level of income. The target level of income, in turn, is determined by multiplying a fixed percentage by the fiscal year's average net assets of the segment. The intent of the formula is to incentivize the manager to efficiently utilize the net assets under his supervision. The Company's Chief Executive Officer retains certain discretionary authority to modify the computation of operating income and also vary the determined bonus by up to 5% based upon a qualitative assessment of the manager's development. The bonus is paid in the fiscal year following when it is earned.

         The Company's Chief Financial Officer is paid a bonus utilizing a formula similar to that described above, except consolidated operating income and net assets are utilized in the computation.

         As may be deemed appropriate, further adjustment of the computed amounts may be made at the discretion of the Company's Compensation Committee.